UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2021

TEMPUR SEALY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Tempur Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	TPX	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors and Compensation

On December 13, 2021, the Board of Directors (the “Board”) of Tempur Sealy International, Inc. (the “Company”) approved an increase of the size of the Board from 7 to 9 members effective January 1, 2022 and filled the newly created vacancies by appointing Meredith Siegfried Madden, as an independent director, and Simon Dyer, as a non-independent director, to serve on the Board, effective January 1, 2022. Consistent with all of the Company’s directors, their terms will expire at the Company’s Annual Meeting of Stockholders for the year 2022 or until their successors are duly elected and qualified.

In connection with their election to the Board, each of Mrs. Madden and Mr. Dyer will receive a director equity award under the Company’s 2021 Amended and Restated Non-Employee Director Compensation Plan, representing a pro rata allocation of the annual director equity award based upon an effective appointment date of January 1, 2022 and will receive compensation as non-employee directors in accordance with the Company’s director compensation program as described in its 2021 Proxy Statement, dated March 26, 2021. The grant date for the equity award will be January 4, 2022.

Background of New Directors and Transactions with the Company

Meredith Siegfried Madden, 48, serves as the Chief Executive Officer of The NORDAM Group Inc., a private, family-owned global aerospace manufacturing company and has served in this position since 2011. Mrs. Madden joined The NORDAM Group in 1999 and served in a variety of operations and sales positions until her appointment in 2009 as Chief Operating Officer, NORDAM Repair Group. She served in this position until her appointment in 2011 as Chief Executive Officer of The NORDAM Group. Prior to joining The NORDAM Group, Mrs. Madden worked in corporate finance consulting at Arthur Anderson & Co. from 1996-1999. Mrs. Madden holds a Master’s Degree in Business Administration from the University of Chicago and a Bachelor’s Degree in Business Administration and Finance from the University of Notre Dame. Mrs. Madden is a member of the board of directors of SkyWest, Inc., a passenger airline company providing service to the United States, Canada, Mexico and the Caribbean, and serves on the Compensation Committee thereof. Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

There have been no transactions with related persons in which Mrs. Madden had a direct or indirect interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Simon Dyer, 63, is a beneficial equity interest holder and director of Dyer Holdings Pty Ltd and various affiliated entities (collectively, the “Dyer Group”). Mr. Dyer joined Dyer Holdings Pty Ltd in 1983, was appointed Chief Executive Officer in 1986 and Chairman in 2008. Mr. Dyer holds a Master’s Degree from the MIT Sloan School of Management and a Bachelor’s Degree in Law and Commerce from the University of Queensland. Mr. Dyer has over 35 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

The Dyer Group have been associated with the Sealy brand for more than 50 years as the Company’s Australian licensee. In 2000, the Dyer Group formed and began operating highly successful joint ventures (the “JVs”) with indirect, wholly-owned subsidiaries of the Company. The JVs are 50% owned by the Company and 50% owned by the Dyer Group. The JVs are managed by the Dyer Group and are principally engaged in Sealy-branded operations in China, Asia and the UK. The Dyer Group receives a management fee designed to reimburse it for costs related to managing the JVs and receives a 50% share of the JVs’ profits. The Company receives a 50% share of the JVs’ profits as well as ordinary course sales for any products sold to the JVs. In 2020, the Dyer Group received a total of $3.4 million in management fees and was allocated $16.5 million in profits from the JVs. In 2020, the Company recognized profits of $16.5 million in equity income associated with the JVs. The Company and the Dyer Group each received a total of $19.3 million in cash dividends from the JVs in 2020. Under Mr. Dyer’s leadership, Sealy has been established as a leading mattress brand in Asia.

The principal terms of the JVs are set forth in shareholders’ agreements (the “Shareholders’ Agreements”) between the Company and the Dyer Group, which have, in material part, been in place for over 20 years. The Shareholders’ Agreements contain customary joint venture provisions, including provisions with respect to governance, capital management, profit and loss sharing, and put and call rights.

There are no special arrangements or understandings between these new directors and any other persons pursuant to which either new director was selected for election.

On December 16, 2021, the Company issued a press release announcing the appointments of Mrs. Madden and Mr. Dyer. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Tempur Sealy International, Inc. dated as of December 16, 2021.
104	Cover page interactive data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 16, 2021

Tempur Sealy International, Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President & Chief Financial Officer